UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2016
GOPRO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36514	77-0629474
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3000 Clearview Way, San Mateo, California 94402
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 332-7600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
As previously announced, on November 29, 2016, the Board of Directors (the “Board”) of GoPro, Inc. (the “Company”) approved a restructuring of the Company’s business.
On December 14, 2016, in connection with additional severance and other costs related to the reduction in force, the Board approved an increase of approximately $7 million to the Company’s estimated total aggregate restructuring charges in addition to the approximately $24 million to $33 million in restructuring charges previously disclosed by the Company. The Company expects to recognize most of the restructuring charges in the fourth quarter of 2016.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced by the Company, Anthony Bates will cease serving as the Company’s President effective December 31, 2016 (the “Termination Date”). In accordance with the terms of his offer letter, Mr. Bates tendered his resignation from the Board. The Board declined to accept Mr. Bates’ resignation and requested that he continue his Board service.
On December 15, 2016, Mr. Bates and the Company entered into a Separation Agreement and Release of Claims (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Bates will be entitled to receive (i) a lump sum payment equal to 12 months of Mr. Bates’ current base salary plus his target bonus (assuming a 100% achievement threshold) relating to 2017, (ii) a lump sum payment equal to his target bonus relating to 2016, (iii) continuation of benefits under COBRA for 12 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to the amount of the insurance premiums that would have been paid by the Company to continue such benefits under COBRA for the 12 months), (iv) acceleration of 25% of the shares initially subject to each of the outstanding equity grants held by Mr. Bates, and (v) if and so long as Mr. Bates continues to serve on the Board, Mr. Bates shall continue to vest in an additional 25% of the shares initially subject to each of his outstanding equity grants, with the number of shares vesting on each vesting date pursuant to the original vesting schedule of such grant. The shares subject to continued vesting under these revised equity grants shall be eligible for immediate acceleration in the event of a Change of Control (as defined in Mr. Bates’ offer letter). The remaining unvested shares subject to each of Mr. Bates’ original equity grants will expire on the Termination Date. In exchange for such separation benefits, Mr. Bates provided the Company with a general release of claims. Mr. Bates will not be eligible for the standard non-executive director Board equity and cash compensation package until the year his revised equity grants have completed vesting.
The foregoing description of the Separation Agreement and the benefits granted to Mr. Bates therein is not complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Forward-looking Statements
This Form 8-K may contain projections or other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this Form 8-K include, but are not limited to, expectations regarding product sales, the restructuring and reduction in workforce, the number of employees impacted by the reduction in workforce, the aggregate charges for employee terminations and other costs associated with the restructuring including office consolidations, the estimates of related cash expenditures by the Company in connection with the restructuring and the timing to recognize these charges. These statements involve risks and uncertainties, and actual events or results may differ materially.  Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the Company’s ability to implement the restructuring in various jurisdictions; possible changes in the size and components of the expected costs and charges associated with the restructuring; risks associated with the Company’s ability to achieve the benefits of the restructuring; completion of quarter-end and annual financial reporting processes and review and the risks more fully described in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are on file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements whether as a result of new information, future events, or otherwise.

Exhibit Number	Description of Document
10.1	Separation Agreement and Release of Claims entered into between Anthony Bates and the Company, dated December 15, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GoPro, Inc.
(Registrant)

Dated:	December 20, 2016	By: /s/ Brian McGee
Brian McGee Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Document
10.1	Separation Agreement and Release of Claims entered into between Anthony Bates and the Company, dated December 15, 2016